Exhibit 19.1
SHOPIFY INC.
INSIDER TRADING POLICY
Shopify Inc., including all of our subsidiaries (collectively referred to here as “Shopify”, the "Company" or “we”), is a publicly traded company and is subject to securities laws in the United States and Canada. We’ve adopted this Insider Trading Policy to help prevent insider trading and “tipping” violations by people who have access to material “inside information” not available to the general public.
Insider trading is serious — any violation of this Insider Trading Policy or insider trading law can result in disciplinary action, including termination of your employment or relationship with Shopify, as well as legal consequences such as fines or imprisonment. Preventing insider trading and tipping keeps markets fair and ensures a level playing field – since everyone decides to buy or sell based on the same information available to everyone.
It is the personal responsibility of all members of Shopify’s board of directors (the “Board”), officers, employees, consultants and contractors to ensure that you comply with this Insider Trading Policy and all applicable securities laws when you trade in Shopify securities or the securities of companies with which we do business. If there is ever any conflict between this Insider Trading Policy and applicable securities laws, only the sections of this policy permitted by applicable law or regulation will apply. If in doubt, please reach out to our Corporate Legal Team at corporate@shopify.com.
Who does this Insider Trading Policy apply to?
This Insider Trading Policy applies to:
●all Shopify Board members, officers, employees, consultants and contractors (collectively, “insiders”), and
●any person or entity (such as a corporation, trust, partnership, etc.) an insider controls, exercises substantial influence over, or otherwise directs the securities trading or investment decisions of. This could include trusts and estates, partnerships, investment funds or any other vehicle or scenario where an insider has a beneficial interest or serves as a trustee or in a similar fiduciary capacity.
This Insider Trading Policy could also apply to your spouse, partner, parents, children, other family members or roommates (we discuss this in more detail a little later).
It is also Shopify policy to comply with applicable securities laws concerning trading in Shopify securities on the Company’s behalf.
What type of transactions does this Insider Trading Policy cover?
This Insider Trading Policy applies to all transactions in Shopify’s securities, including any of Shopify’s class A subordinate voting shares or class B multiple voting shares or any debt instruments, or puts, calls, options or other rights to purchase, acquire or sell Shopify securities, or any security that is in any way tied to Shopify’s share price, whether or not issued by Shopify (“Shopify Securities”).
Approved by the Board May 5, 2015, effective as of the Company’s initial public offering
Last amended by the Board February 10, 2025

What’s the deal with Insider Trading? Tipping?
Every insider is prohibited from insider trading or tipping as relates to Shopify Securities.
A violation of insider trading and tipping laws can result in civil or criminal penalties not only for the person who trades in possession of non-public Material Information (details below), but also for anyone who “tips” or otherwise aids the person doing the trading.
Insider Trading
It is illegal for anyone to buy or sell shares or other securities of any reporting issuer (i.e., a public company) at any time when a person is in possession of Material Information related to that issuer that has not yet been made public. To do so would be insider trading - which has serious legal consequences.
Tipping
Other than in the necessary course of business (as required for your job), to be assessed on a case by case basis, you should not share with another person (including friends and family members) Material Information that has not yet been made public, in case they decide to buy or sell securities based on that info. You also can’t make recommendations or express opinions to another person regarding trading in any securities (whether Shopify Securities or the securities of another public company) on the basis of non-public Material Information. To do so would be “tipping”, which can land you in serious trouble (think jail and significant fines) if the recipient of the information trades based on that information.
The necessary course of business generally means sharing information that is reasonably necessary in the course of Shopify’s business with:
●employees, officers and Board members;
●vendors, suppliers, or partners on issues such as research and development, sales and marketing, and vendor agreements;
●lenders, legal counsel, auditors, underwriters, and financial and other professional advisors;
●parties to negotiations (such as for a partnership, merchant agreements or acquisition);
●government agencies and non-governmental regulators; or
●credit rating agencies (provided that the information is disclosed for the purpose of assisting the agency to formulate a credit rating and the agency’s ratings generally are or will be publicly available).
If you are ever unsure of whether or not communications are reasonably necessary in the necessary course of business, please reach out to our Corporate Legal Team at corporate@shopify.com.
What is Material Information?
While working at Shopify you may become aware of Material Information about Shopify or about other public companies.

Material Information means any information (including a decision, development, new information, or change in existing information) that a reasonable investor would consider important in making an investment decision about whether to buy or sell a company’s stock or would reasonably be expected to have a significant effect on the market price of a company's stock - so, information that would probably make our share price go up or down.
Either good or bad information may be Material Information. Information may be Material Information even if it relates to future or contingent events and even if it is significant only when considered in combination with publicly available information.
It is important to remember that whether or not a fact or change is Material Information will be judged by others (people whose job it is to enforce insider trading laws) with the benefit of hindsight. If you aren’t sure if something is material or not, you should be cautious and treat it as Material Information just in case.
If you have questions about whether something is Material Information, please contact our Corporate Legal Team at corporate@shopify.com.
What does it mean for Material Information to be publicly available?
●Material Information about Shopify should always be considered to be non-public unless you are certain that it is publicly available—meaning widely distributed in a manner making it generally available to investors, such as when Shopify has either issued a press release, or made a regulatory filing with securities regulators in Canada and/or the U.S. Securities and Exchange Commission about the information, AND a reasonable period of time - when markets are open - has passed in order for the market to react to the information - which means that investors have had time to buy or sell based on the information.
The Material Information generally has to be distributed by Shopify to be publicly available - the circulation of rumors, even if accurate and reported in the media, typically does not satisfy the requirements for public availability.
Can I speculate or day trade in Shopify Securities (Hint: No)
Every Shopify insider is prohibited from speculative or indirect trading in Shopify Securities - such as short sales, trading in puts, calls or options (not stock options granted to you by Shopify) or similar rights or obligations to buy or sell Shopify Securities, or the purchase of Shopify Securities with the intention of quickly reselling them.
Shopify insiders may not buy Shopify Securities on margin and are prohibited from purchasing financial instruments designed to hedge or offset a decrease in the market value of Shopify Securities (including, but not limited to, prepaid variable forward contracts, equity swaps, and collars). Insiders are strongly discouraged from using Shopify Securities as collateral for loans or in margin accounts.

All you need to know about Closed Trading Periods
In addition to the general prohibition against insider trading and tipping described above, all Shopify insiders are subject to additional restrictions, called closed trading periods, during which you cannot buy or sell Shopify Securities. These closed trading periods are described below.
You are encouraged to ask your spouses, partners, siblings, parents, children, and anyone else living in the same house as you not to trade in Shopify Securities during closed trading periods. Because it is difficult to determine if Shopify Securities held by family members and relatives are under your control or direction, it’s better to avoid any potential harm (to you or to Shopify) in the event securities regulators investigate your relatives’ trading.
If you place limit orders with a broker, you must ensure these orders do not extend into any regular closed trading period and should be cancellable upon the start of any additional closed trading period or upon your coming into possession of non-public Material Information.
Provided no shares are sold (including to cover taxes or fees) and there is no change of ownership, shares may be transferred from one account to another during a closed trading period.
Remember, an insider is NEVER permitted to trade with knowledge of any non-public Material Information, regardless of whether or not there is a closed trading period in effect.
If you are ever unsure of whether or not you are permitted to trade in Shopify Securities or the securities of another public company, contact our Corporate Legal Team at corporate@shopify.com.
Quarterly Closed Trading Periods
So that we can continue to share information freely internally and avoid even the appearance of possible insider trading, all insiders are subject to regularly scheduled quarterly closed trading periods.
Quarterly closed trading periods will start on the fifteenth day of the third month of each quarter (March 15, June 15, September 15, December 15) and end at the close of the first trading day – a day when both the Toronto Stock Exchange and New York Stock Exchange are open - following the public disclosure of Shopify’s quarterly (or fiscal year) financial results. We’ll try to provide Shopify insiders with advance notice of start and end dates for each closed trading period, but keep in mind that the closed trading period will apply regardless of whether you receive notification, and that it’s never ok to trade if you know any non-public Material Information, closed trading period or not.
Additional Closed Trading Periods
We may from time to time put additional trading restrictions on some or all of our insiders. If you receive a notice not to trade from the office of the General Counsel or the Corporate Legal Team, you may not buy or sell Shopify Securities, or make any change to your cash and equity allocations in the Flex Comp Rewards Wallet, until you have been notified in writing by the office of the General Counsel or Corporate Legal Team that the additional closed trading period has ended. If you are subject to an additional closed trading period, you should not advise others about the existence of the additional closed trading period.
Pre-clearance of Trades
Management may establish pre-clearance practices from time to time, which will be communicated separately to insiders to which they apply.
What about my Options?
There are three ways for you to exercise your options:
●Exercise and Hold - exercise, paying the exercise price and any fees, and keeping all of your new shares.
●Cashless Exercise - immediately sell all of your shares underlying the exercised options on the market, keeping the difference between the amount the shares sold for and the exercise price you had to pay to exercise the options, less taxes and any fees.
●Sell to Cover - sell some of your shares on the market to cover the exercise price, taxes and any fees and keep the rest.
You can Exercise and Hold at any time.
You can do Cashless Exercise OR Sell to Cover only during an open trading window – when there is no closed trading period imposed – and only when you are not in possession of any non-public Material Information.
What about my RSUs?
Restricted Share Units (RSUs) vest automatically, and so you will automatically receive shares following the vesting date. Generally (regardless of whether Shopify is in an open trading window), as your RSUs vest, Shopify will sell enough shares to pay tax withholding due on the vested shares (and related fees), so you don’t have to go out of pocket on tax obligations. If you have the option to sell all shares as they vest, you may only do so in an open trading window and only when you are not in possession of any non-public Material Information.
What about equity allocations made in the Flex Comp Rewards Wallet tool?
This Insider Trading Policy applies to all transactions in Shopify Securities, including equity allocations made in the Flex Comp Rewards Wallet tool. Shopify insiders are not permitted to finalize their cash and equity value allocations in the Rewards Wallet tool while in possession of non-public Material Information including during a closed trading period.
Are there any restrictions on donating or gifting my Shopify shares?
Gifts of securities may include gifts to trusts for estate planning purposes, as well as donating to a charitable organization. All gifts of Shopify Securities are transactions subject to this Insider Trading

Policy and you are required to obtain pre-clearance of the gift from the Corporate Legal Team if you are subject to pre-clearance or if you propose to make a gift of securities when the trading window is closed.
Are there any restrictions on buying or selling shares in other companies?
Yes, this Insider Trading Policy also applies to non-public Material Information relating to other companies with which we do business, including Shopify merchants, partners, and vendors, as well as potential merger and acquisition, investment or strategic alliance candidates. For the purpose of this Insider Trading Policy, information about these companies should be treated in the same way as information directly related to Shopify.
I hold an ETF or other type of fund that includes Shopify- does this policy apply to that instrument ?
This policy applies to any such instrument if Shopify comprises more than 10% of the fund or ETF’s assets.
What are the consequences of a violation of insider trading laws or this Insider Trading Policy?
The consequences of insider trading or tipping can be severe and can result in disciplinary action, including termination of your employment or relationship with Shopify, as well as legal consequences such as hefty fines or imprisonment. Even just the perception of insider trading or tipping can have very damaging effects on your reputation as well as Shopify’s reputation.
Shopify insiders may also be liable for improper trading by any person to whom the insider has disclosed non-public Material Information or to whom the insider has made recommendations or expressed opinions as to trading in Shopify Securities. Securities regulators have imposed large penalties even when the disclosing person did not profit from the trading. Securities regulators use sophisticated electronic surveillance techniques to uncover insider trading.
Do I need to report my trades?
Certain Shopify insiders (“Reporting Insiders”) – generally the Board and executive officers - are required to report trades of Shopify Securities under applicable Canadian securities legislation within five (5) days of the trade and to comply with the requirements of Rule 144 under U.S. securities laws, including filing a Form 144 in the United States.
Reporting Insiders are legally responsible for ensuring that they are in compliance with reporting requirements, but to assist, the Corporate Legal Team will (unless otherwise directed by a Reporting Insider) arrange to file the required insider reports with the applicable securities regulatory authorities on behalf of the Reporting Insider. Such Reporting Insiders are responsible for ensuring that any trades on their behalf are promptly reported to the Corporate Legal Team to enable these filings. While Shopify may assist a Reporting Insider to file required reports and forms and to comply with applicable insider reporting obligations and resale restrictions, the Reporting Insider has the ultimate responsibility for the accuracy of such filings and for complying with applicable securities laws in connection with his, her or its sale of Shopify Securities. Reporting Insiders who file their own report should promptly provide a copy to the Shopify Legal Team.

Insiders who have questions about their reporting obligations or resale restrictions under applicable securities laws should seek guidance from our Corporate Legal Team at corporate@shopify.com.
10b5-1 Plans or Automatic Securities Disposition Plans
A 10b5-1 Plan (“10b5-1”) (U.S. name) or an automatic securities disposition plan (“ASDP”) (Canadian name) is a plan established by an insider with a broker while the insider is not in possession of any non-public Material Information and not subject to a closed trading period, to allow for exercises of options or dispositions of shares in accordance with pre-arranged instructions, which can then occur even if the insider would not otherwise be allowed to trade (a “Trading Plan”).
Shopify’s Board has approved in principle the adoption by insiders of Trading Plans, and Shopify will participate in the establishment of Trading Plans in accordance with this Insider Trading Policy provided that the Trading Plan complies with all applicable Canadian and U.S. securities laws and Shopify’s administrative practices.
Obligatory Legal Caution
Remember that this Insider Trading Policy is only a general framework. Every insider has the ultimate responsibility for complying with insider trading laws. You should view this Insider Trading Policy as the minimum standard for compliance with insider trading laws. Remember that insider trading rules also continue to apply after you leave Shopify, if you are aware of non-public Material Information.
A good rule of thumb to follow at all times is to carefully avoid any buying or selling of securities or disclosure of information which might be, or might appear to be, unfair to the investing public. If you have any questions about this Policy, contact our Corporate Legal Team at corporate@shopify.com.
Any material updates to this Insider Trading Policy must be approved by the Board; the General Counsel may approve changes to this Insider Trading Policy that he/she deems immaterial if he/she reports such changes at the next regularly scheduled meeting of the Nominating and Corporate Governance Committee.
Shopify may, from time to time, permit departures from the Insider Trading Policy, either prospectively or retrospectively, and no provision contained herein is intended to give rise to civil liability to securityholders or any other liability whatsoever.